Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of KushCo Holdings, Inc. on Form S-3 (File No. 333-221910, 333-231019, and 333-233829) and Form S-8 (File No. 333-209439, 333-229023, and 333-231020) of our report dated November 12, 2019 with respect to our audit of the consolidated financial statements of KushCo Holdings, Inc. as of August 31, 2019 and for the year ended August 31, 2019, which report is included in this Annual Report on Form 10-K of KushCo Holdings, Inc. for the year ended August 31, 2019.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
November 12, 2019